NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC.
REPORTS SECOND-QUARTER AND SIX-MONTH 2024 RESULTS
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AUSTIN, TX, August 13, 2024 - Stratus Properties Inc. (NASDAQ: STRS), a residential and retail focused real estate company with operations in the Austin, Texas area and other select markets in Texas, today reported second-quarter 2024 and six-month results.
Highlights and Recent Developments:
•Net loss attributable to common stockholders totaled $1.7 million, or $0.21 per diluted share, in second-quarter 2024, compared to $5.3 million, or $0.66 per diluted share, in second-quarter 2023. During the first six months of 2024, net income attributable to common stockholders totaled $2.8 million, or $0.35 per diluted share, compared to net loss attributable to common stockholders of $11.1 million, or $1.39 per diluted share, during the first six months of 2023.
•Revenues for second-quarter 2024 were $8.5 million compared to revenues of $3.5 million for second-quarter 2023, with the increase primarily due to the sale of one Amarra Villas home in second-quarter 2024, compared to none sold in second-quarter 2023, as well as an increase in rental revenue primarily related to The Saint June, which had no rental revenue in second-quarter 2023. Revenues totaled $35.0 million for the first six months of 2024 compared to revenues of $9.3 million for the first six months of 2023. The increase was primarily the result of the sales of approximately 47 acres of undeveloped land at Magnolia Place for $14.5 million and three Amarra Villas homes for a total of $11.3 million in the first six months of 2024, compared with the sale of one Amarra Villas home in the first six months of 2023 for $2.5 million.
•In connection with the sale of the 47 acres of undeveloped land at Magnolia Place in first-quarter 2024, Stratus paid off the $8.8 million construction loan. With the completion of this sale, Magnolia Place consists of two fully-leased retail buildings totaling 18,582 square feet, potential development of approximately 11 acres planned for 275 multi-family units and approximately $12 million of potential future reimbursements from the municipal utility district (MUD), with no project debt. In June 2024, Stratus entered into a contract to sell the remaining retail property for $8.9 million. The sale is expected to close in mid-August 2024 and generate pre-tax net cash proceeds of approximately $8.7 million.
•Stratus had $13.5 million of cash and cash equivalents at June 30, 2024 and no amounts drawn on its revolving credit facility. As of June 30, 2024, Stratus had $39.6 million available under the revolving credit facility.
•Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) totaled $3.9 million in the first six months of 2024, compared to $(8.0) million in the first six months of 2023. For a reconciliation of net (loss) income to EBITDA, see the supplemental schedule, “Reconciliation of Non-GAAP Measure EBITDA,” below.
•As of August 9, 2024, occupancy at The Saint June, a 182-unit luxury garden-style multi-family project in Barton Creek, which was completed in fourth-quarter 2023, was approximately 98 percent.

•Stratus continues construction on The Saint George, the last five Amarra Villas homes and Holden Hills.

William H. Armstrong III, Chairman of the Board and Chief Executive Officer of Stratus, stated, “We are pleased to announce that occupancy at The Saint June, our multi-family project, has reached 98 percent at rents above our initial projections. We continue to advance construction of our residential projects The Saint George, Amarra Villas and Holden Hills. Our retail projects are performing well. In June, we entered into a contract to sell our retail project at Magnolia Place for $8.9 million, expected to close in mid-August. Our stabilized and under-construction projects and future development plans have no exposure to commercial office space. We believe the outlook for residential and retail projects in Austin and our other Texas markets remains strong.”

Summary Financial Results

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
	(In Thousands, Except Per Share Amounts) (Unaudited)
Revenues
Real Estate Operations	$3,629	$58	$25,752	$2,551
Leasing Operations	4,861	3,472	9,245	6,781
Total consolidated revenue	$8,490	$3,530	$34,997	$9,332

Operating (loss) income
Real Estate Operations	$(839)	$(2,689)	$5,962	$(4,710)
Leasing Operations	1,745	1,404	3,078	2,546
Corporate, eliminations and other [a]	(3,826)	(4,067)	(8,275)	(8,781)
Total consolidated operating (loss) income	$(2,920)	$(5,352)	$765	$(10,945)

Net (loss) income	$(2,778)	$(5,309)	$919	$(11,582)
Net loss attributable to noncontrolling interests in subsidiaries [b]	$1,053	$8	$1,908	$480
Net (loss) income attributable to common stockholders	$(1,725)	$(5,301)	$2,827	$(11,102)

Net (loss) income per share attributable to common stockholders (basic and diluted)	$(0.21)	$(0.66)	$0.35	$(1.39)

EBITDA	$(1,332)	$(3,841)	$3,868	$(8,024)

Capital expenditures and purchases and development of real estate properties	$15,361	$25,528	$32,459	$44,561

Weighted-average shares of common stock outstanding:
Basic	8,072	7,990	8,049	7,988
Diluted	8,072	7,990	8,172	7,988
a.Includes consolidated general and administrative expenses and eliminations of intersegment amounts.
b.Represents noncontrolling interest partners’ share in the results of the consolidated projects in which they participate.

Results of Operations
Stratus’ revenues totaled $8.5 million in second-quarter 2024 compared with $3.5 million in second-quarter 2023. The $3.6 million increase in revenue from the Real Estate Operations segment in second-quarter 2024, compared to second-quarter 2023, reflects the sale of one Amarra Villas home for $3.6 million, compared to none sold in second-quarter 2023.

The $1.4 million increase in revenue from the Leasing Operations segment in second-quarter 2024, compared to second-quarter 2023, primarily reflects new revenue from The Saint June, which had no rental revenue in second-quarter 2023, as well as increased revenue from Kingwood Place, Lantana Place – Retail and Magnolia Place – Retail, primarily due to new leases.

Debt and Liquidity
At June 30, 2024, consolidated debt totaled $178.3 million and consolidated cash and cash equivalents totaled $13.5 million, compared with consolidated debt of $175.2 million and consolidated cash and cash equivalents of $31.4 million at December 31, 2023. Debt increased primarily due to draws on project construction loans for The Saint George and Holden Hills and the Amarra Villas credit facility, partially offset by the payoff of the Magnolia Place construction loan and paydowns on the Amarra Villas credit facility and the Annie B land loan.

As of June 30, 2024, Stratus had $39.6 million available under its revolving credit facility and no amount was borrowed. Letters of credit, totaling $13.3 million, had been issued under the revolving credit facility as of June 30, 2024, $11.0 million of which secure Stratus’ obligation to build certain roads and utilities facilities benefiting Holden Hills and Section N and $2.3 million of which secure Stratus’ obligations, which are subject to certain conditions, to construct and pay for certain utility infrastructure in Lakeway, Texas, estimated to cost approximately $2.3 million, which is expected to be utilized by the planned multi-family project on Stratus’ remaining land in Lakeway.

Purchases and development of real estate properties (included in operating cash flows) and capital expenditures (included in investing cash flows) totaled $32.5 million for the first six months of 2024, primarily related to the development of Barton Creek properties (including Amarra Villas and Holden Hills) and The Saint George and to a lesser extent for tenant improvements at Lantana Place – Retail, compared with $44.6 million for the first six months of 2023, primarily related to the development of Barton Creek properties (including The Saint June, Amarra Villas and Holden Hills) and The Saint George.

Share Repurchase Program
Following the completion of Stratus’ $10.0 million share repurchase program in October 2023 and with written consent from Comerica Bank, Stratus’ Board approved a new share repurchase program, which authorizes repurchases of up to $5.0 million of Stratus’ common stock. The share repurchase program authorizes Stratus, in management’s and the Capital Committee of the Board’s discretion, to repurchase shares from time to time, subject to market conditions and other factors. The timing, price and number of shares that may be repurchased under the share repurchase program will be based on market conditions, applicable securities laws and other factors considered by management and the Capital Committee of the Board. Share repurchases under the program may be made from time to time through solicited or unsolicited transactions in the open market, in privately negotiated transactions or by other means in accordance with securities laws. The share repurchase program does not obligate Stratus to repurchase any specific amount of shares, does not have an expiration date, and may be suspended, modified or discontinued at any time without prior notice. As of June 30, 2024, Stratus had not purchased any shares under the program.

About Stratus
Stratus Properties Inc. is engaged primarily in the entitlement, development, management, leasing and sale of multi-family and single-family residential and commercial real estate properties in the Austin, Texas area and other select markets in Texas. In addition to our developed properties, we have a development portfolio that consists of approximately 1,600 acres of commercial and residential projects under development or undeveloped land held for future use. Our commercial real estate portfolio consists of stabilized retail properties or future retail and mixed-use development projects with no commercial office space. We generate revenues from the sale of our developed and undeveloped properties, the lease of our retail, mixed-use and multi-family properties and development and asset management fees received from our properties.

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CAUTIONARY STATEMENT
This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical fact, such as plans, projections or expectations related to inflation, interest rates, supply chain constraints, availability of bank credit, Stratus’ ability to meet its future debt service and other cash obligations, future cash flows and liquidity, the Austin and Texas real estate markets, the planning, financing, development, construction, completion and stabilization of Stratus’ development projects, plans to sell, recapitalize, or refinance properties, future operational and financial performance, municipal utility district (MUD) reimbursements for infrastructure costs, regulatory matters including the expected impact of Texas Senate Bill 2038 (the ETJ Law) and related ongoing litigation, leasing activities, tax rates, future capital expenditures and financing plans, possible joint ventures, partnerships, or other strategic relationships, other plans and objectives of management for future operations and development projects, and potential future cash returns to shareholders, including the timing and amount of repurchases under Stratus’ share repurchase program. The words “anticipate,” “may,” “can,” “plan,” “believe,” “potential,” “estimate,” “expect,” “project,” “target,” “intend,” “likely,” “will,” “should,” “to be” and any similar expressions and/or statements are intended to identify those assertions as forward-looking statements.

Under Stratus’ Comerica Bank debt agreements, Stratus is not permitted to repurchase its common stock in excess of $1.0 million or pay dividends on its common stock without Comerica Bank’s prior written consent, which we obtained in connection with our current $5.0 million share repurchase program. Any future declaration of dividends or decision to repurchase Stratus’ common stock is at the discretion of Stratus’ Board, subject to restrictions under Stratus’ Comerica Bank debt agreements, and will depend on Stratus’ financial results, cash requirements, projected compliance with covenants in its debt agreements, outlook and other factors deemed relevant by the Board. Stratus’ future debt agreements, future refinancings of or amendments to existing debt agreements or other future agreements may restrict Stratus’ ability to declare dividends or repurchase shares.

Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause Stratus’ actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, Stratus’ ability to implement its business strategy successfully, including its ability to develop, construct and sell or lease properties on terms its Board considers acceptable, increases in operating and construction costs, including real estate taxes, maintenance and insurance costs, and the cost of building materials and labor, increases in inflation and interest rates, supply chain constraints, availability of bank credit, defaults by contractors and subcontractors, declines in the market value of Stratus’ assets, market conditions or corporate developments that could preclude, impair or delay any opportunities with respect to plans to sell, recapitalize or refinance properties, a decrease in the demand for real estate in select markets in Texas where Stratus operates, particularly in Austin, changes in economic, market, tax, business and geopolitical conditions, potential U.S. or local economic downturn or recession, the availability and terms of financing for development projects and other corporate purposes, Stratus’ ability to collect anticipated rental payments and close projected asset sales, loss of key personnel, Stratus’ ability to enter into and maintain joint ventures, partnerships, or other strategic relationships, including risks associated with such joint ventures, any major public health crisis, Stratus’ ability to pay or refinance its debt, extend maturity dates of its loans or comply with or obtain waivers of financial and other covenants in debt agreements and to meet other cash obligations, eligibility for and potential receipt and timing of receipt of MUD reimbursements, industry risks, changes in buyer preferences, potential additional impairment charges, competition from other real estate developers, Stratus’ ability to obtain various entitlements and permits, changes in laws, regulations or the regulatory environment affecting the development of real estate, opposition from special interest groups or local governments with respect to development projects, weather- and climate-related risks, environmental and litigation risks including the timing and resolution of the ongoing litigation challenging the ETJ Law and our ability to implement any revised development plans in light of the ETJ Law, the failure to attract buyers or tenants for Stratus’ developments or such buyers’ or tenants’ failure to satisfy their purchase commitments or leasing obligations, cybersecurity incidents and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2023, filed with the U.S. Securities and Exchange Commission (SEC).

Investors are cautioned that many of the assumptions upon which Stratus’ forward-looking statements are based are likely to change after the date the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it undertakes no obligation to update any forward-looking statements, which speak only as of the date made, notwithstanding any changes in its assumptions, business plans, actual experience or other changes.

This press release also includes EBITDA, which is not recognized under U.S. generally accepted accounting principles (GAAP). Stratus’ management believes this measure can be helpful to investors in evaluating its business because EBITDA is a financial measure frequently used by securities analysts, lenders and others to evaluate Stratus' recurring operating performance. EBITDA is intended to be a performance measure that should not be regarded as more meaningful than GAAP measures. Other companies may calculate EBITDA differently. As required by SEC rules, a reconciliation of Stratus’ net (loss) income to EBITDA is included in the supplemental schedule of this press release.

A copy of this release is available on Stratus’ website, stratusproperties.com.

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Revenues:
Real estate operations	$3,629	$58	$25,752	$2,551
Leasing operations	4,861	3,472	9,245	6,781
Total revenues	8,490	3,530	34,997	9,332
Cost of sales:
Real estate operations	4,424	2,697	19,702	7,184
Leasing operations	1,742	1,144	3,420	2,405
Depreciation and amortization	1,402	970	2,803	1,898
Total cost of sales	7,568	4,811	25,925	11,487
General and administrative expenses	3,842	4,071	8,307	8,790
Total	11,410	8,882	34,232	20,277
Operating (loss) income	(2,920)	(5,352)	765	(10,945)
Loss on extinguishment of debt	—	—	(59)	—
Other income, net	186	544	359	1,029
(Loss) income before income taxes and equity in unconsolidated affiliate’s loss	(2,734)	(4,808)	1,065	(9,916)
Provision for income taxes	(44)	(498)	(146)	(1,660)
Equity in unconsolidated affiliate’s loss	—	(3)	—	(6)
Net (loss) income and total comprehensive (loss) income	(2,778)	(5,309)	919	(11,582)
Total comprehensive loss attributable to noncontrolling interests [a]	1,053	8	1,908	480
Net (loss) income and total comprehensive (loss) income attributable to common stockholders	$(1,725)	$(5,301)	$2,827	$(11,102)

Net (loss) income per share attributable to common stockholders (basic and diluted)	$(0.21)	$(0.66)	$0.35	$(1.39)

Weighted-average shares of common stock outstanding:
Basic	8,072	7,990	8,049	7,988
Diluted	8,072	7,990	8,172	7,988
a.Represents noncontrolling interest partners’ share in the results of the consolidated projects in which they participate.

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	June 30, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$13,498	$31,397
Restricted cash	463	1,035
Real estate held for sale	4,460	7,382
Real estate under development	255,068	260,642
Land available for development	74,280	47,451
Real estate held for investment, net	141,909	144,112
Lease right-of-use assets	10,647	11,174
Deferred tax assets	173	173
Other assets	13,518	14,400
Total assets	$514,016	$517,766

LIABILITIES AND EQUITY
Liabilities:
Accounts payable	$10,676	$15,629
Accrued liabilities, including taxes	4,800	6,660
Debt	178,315	175,168
Lease liabilities	15,676	15,866
Deferred gain	2,359	2,721
Other liabilities	4,684	7,117
Total liabilities	216,510	223,161

Commitments and contingencies

Equity:
Stockholders’ equity:
Common stock	97	96
Capital in excess of par value of common stock	200,114	197,735
Retained earnings	29,472	26,645
Common stock held in treasury	(33,395)	(32,997)
Total stockholders’ equity	196,288	191,479
Noncontrolling interests in subsidiaries	101,218	103,126
Total equity	297,506	294,605
Total liabilities and equity	$514,016	$517,766

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Six Months Ended
	June 30,
	2024	2023
Cash flow from operating activities:
Net income (loss)	$919	$(11,582)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	2,803	1,898
Cost of real estate sold	16,117	2,087
Loss on extinguishment of debt	59	—
Stock-based compensation	876	1,037
Debt issuance cost amortization	453	406
Equity in unconsolidated affiliate’s loss	—	6
Purchases and development of real estate properties	(16,317)	(21,084)
Decrease in other assets	1,018	601
Decrease in accounts payable, accrued liabilities and other	(7,644)	(123)
Net cash used in operating activities	(1,716)	(26,754)

Cash flow from investing activities:
Capital expenditures	(16,142)	(23,477)
Payments on master lease obligations	(400)	(484)
Other, net	—	9
Net cash used in investing activities	(16,542)	(23,952)

Cash flow from financing activities:
Borrowings from project loans	21,754	22,828
Payments on project and term loans	(21,226)	(8,328)
Payment of dividends	(356)	(616)
Stock-based awards net payments	(376)	(789)
Finance lease principal payments	(8)	(7)
Noncontrolling interest contribution	—	40,000
Purchases of treasury stock	—	(1,589)
Financing costs	(1)	(1,362)
Net cash (used in) provided by financing activities	(213)	50,137
Net decrease in cash, cash equivalents and restricted cash	(18,471)	(569)
Cash, cash equivalents and restricted cash at beginning of year	32,432	45,709
Cash, cash equivalents and restricted cash at end of period	$13,961	$45,140

STRATUS PROPERTIES INC.
BUSINESS SEGMENTS

Stratus has two operating segments: Real Estate Operations and Leasing Operations.

The Real Estate Operations segment is comprised of Stratus’ real estate assets (developed for sale, under development and available for development), which consists of its properties in Austin, Texas (including the Barton Creek Community, which includes Section N, Holden Hills, Amarra multi-family and commercial land, Amarra Villas, Amarra Drive lots and other vacant land; the Circle C community; the Lantana community, which includes a portion of Lantana Place planned for a multi-family phase known as The Saint Julia; The Saint George; and the land for The Annie B); in Lakeway, Texas, located in the greater Austin area (Lakeway); in College Station, Texas (land for future phases of retail and multi-family development and retail pad sites at Jones Crossing); and in Magnolia, Texas (potential development of approximately 11 acres planned for future multi-family use), Kingwood, Texas (a retail pad site) and New Caney, Texas (New Caney), each located in the greater Houston area.

The Leasing Operations segment is comprised of Stratus’ real estate assets held for investment that are leased or available for lease and includes The Saint June, West Killeen Market, Kingwood Place, the retail portions of Lantana Place and Magnolia Place, the completed retail portion of Jones Crossing and retail pad sites subject to ground leases at Lantana Place, Kingwood Place and Jones Crossing.

Stratus uses operating income or loss to measure the performance of each segment. General and administrative expenses, which primarily consist of employee salaries, wages and other costs, are managed on a consolidated basis and are not allocated to Stratus’ operating segments. The following segment information reflects management determinations that may not be indicative of what the actual financial performance of each segment would be if it were an independent entity.
Summarized financial information by segment for the three months ended June 30, 2024, based on Stratus’ internal financial reporting system utilized by its chief operating decision maker, follows (in thousands):

	Real Estate Operations [a]	Leasing Operations	Corporate, Eliminations and Other [b]	Total
Revenues:
Unaffiliated customers	$3,629	$4,861	$—	$8,490
Cost of sales, excluding depreciation and amortization	(4,424)	(1,742)	—	(6,166)
Depreciation and amortization	(44)	(1,374)	16	(1,402)
General and administrative expenses	—	—	(3,842)	(3,842)
Operating (loss) income	$(839)	$1,745	$(3,826)	$(2,920)
Capital expenditures and purchases and development of real estate properties	$7,360	$8,001	$—	$15,361
Total assets at June 30, 2024 [c]	342,089	159,314	12,613	514,016
a.Includes sales commissions and other revenues together with related expenses.
b.Includes consolidated general and administrative expenses and eliminations of intersegment amounts.
c.Corporate, eliminations and other includes cash and cash equivalents and restricted cash of $12.6 million.

Summarized financial information by segment for the three months ended June 30, 2023, based on Stratus’ internal financial reporting system utilized by its chief operating decision maker, follows (in thousands):

	Real Estate Operations [a]	Leasing Operations	Corporate, Eliminations and Other [b]	Total
Revenues:
Unaffiliated customers	$58	$3,472	$—	$3,530
Cost of sales, excluding depreciation and amortization	(2,697)	(1,144)	—	(3,841)
Depreciation and amortization	(50)	(924)	4	(970)
General and administrative expenses	—	—	(4,071)	(4,071)
Operating (loss) income	$(2,689)	$1,404	$(4,067)	$(5,352)
Capital expenditures and purchases and development of real estate properties	$12,057	$13,471	$—	$25,528
Total assets at June 30, 2023 [c]	328,033	111,928	45,794	485,755
a.Includes sales commissions and other revenues together with related expenses.
b.Includes consolidated general and administrative expenses and eliminations of intersegment amounts.
c.Corporate, eliminations and other includes cash and cash equivalents and restricted cash of $43.2 million. The remaining cash and cash equivalents and restricted cash is reflected in the operating segments’ assets.

Summarized financial information by segment for the six months ended June 30, 2024, based on Stratus’ internal financial reporting system utilized by its chief operating decision maker, follows (in thousands):

	Real Estate Operations [a]	Leasing Operations	Corporate, Eliminations and Other [b]	Total
Revenues:
Unaffiliated customers	$25,752	$9,245	$—	$34,997
Cost of sales, excluding depreciation and amortization	(19,702)	(3,420)	—	(23,122)
Depreciation and amortization	(88)	(2,747)	32	(2,803)
General and administrative expenses	—	—	(8,307)	(8,307)
Operating income (loss)	$5,962	$3,078	$(8,275)	$765
Capital expenditures and purchases and development of real estate properties	$16,317	$16,142	$—	$32,459
a.Includes sales commissions and other revenues together with related expenses.
b.Includes consolidated general and administrative expenses and eliminations of intersegment amounts.

Summarized financial information by segment for the six months ended June 30, 2023, based on Stratus’ internal financial reporting system utilized by its chief operating decision maker, follows (in thousands):

	Real Estate Operations [a]	Leasing Operations	Corporate, Eliminations and Other [b]	Total
Revenues:
Unaffiliated customers	$2,551	$6,781	$—	$9,332
Cost of sales, excluding depreciation and amortization	(7,184)	(2,405)	—	(9,589)
Depreciation and amortization	(77)	(1,830)	9	(1,898)
General and administrative expenses	—	—	(8,790)	(8,790)
Operating (loss) income	$(4,710)	$2,546	$(8,781)	$(10,945)
Capital expenditures and purchases and development of real estate properties	$21,084	$23,477	$—	$44,561
a.Includes sales commissions and other revenues together with related expenses.
b.Includes consolidated general and administrative expenses and eliminations of intersegment amounts.

RECONCILIATION OF NON-GAAP MEASURE
EBITDA
EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP (generally accepted accounting principles in the U.S.) financial measure that is frequently used by securities analysts, investors, lenders and others to evaluate companies’ recurring operating performance, including, among other things, profitability before the effect of financing and similar decisions. Because securities analysts, investors, lenders and others use EBITDA, management believes that Stratus’ presentation of EBITDA affords them greater transparency in assessing its financial performance. This information differs from net (loss) income determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with GAAP. EBITDA may not be comparable to similarly titled measures reported by other companies, as different companies may calculate such measures differently. Management strongly encourages investors to review Stratus’ consolidated financial statements and publicly filed reports in their entirety. A reconciliation of Stratus’ net (loss) income to EBITDA follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Net (loss) income	$(2,778)	$(5,309)	$919	$(11,582)
Depreciation and amortization	1,402	970	2,803	1,898
Interest expense, net	—	—	—	—
Provision for income taxes	44	498	146	1,660
EBITDA	$(1,332)	$(3,841)	$3,868	$(8,024)